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                                                                    Exhibit 10.4
                               Artwork and Beyond
                                761-D Coates Ave
                               Holbrook, NY 11741




December 17, 1999


Mr. Jason A. Norberto
2 Oak Forest Drive
Ronkonkoma, NY 11779

Dear Jason,

This employment agreement ("agreement") dated December 13, 1999 is between Artwork and Beyond, Inc. ("Company") and Jason A. Noberto. This agreement is for a period of one year with an option for an additional year. Outlined below are the conditions of employment:

o  Title will be Chief Operating Officer
o Base salary for year one is $75,000 which shall be paid beginning on January 3, 2000. The Company shall be responsible for the base salary in the year 2000 and if employment continued 2001, unless employment is terminated for reasonable cause or unable to fulfill the services contemplated in this agreement. There is an option for the second year at $100,000.
o Upon full time employment, you will be entitled to receive a $600 per month car expense.
o You will receive stock options equal to 2% of the outstanding shares of the Company after the first round. The exercise price will be equal to the first round price ($3.50 per share). These options will vest over a period of eighteen months. One-half the options will vest after one year (starting on November 15, 1999) with the balance vested after eighteen months of employment. The holder of the options will have five years to exercise from the time of issuance. All unvested options will vest immediately upon change of control, sale of the Company or Initial Public Offering.
o A bonus will be paid based on increasing value of the Company. If at any time the Company's value increases by 50% (based on a round of funding), then you are entitled to receive a $25,000 cash bonus to be paid immediately. In addition, if at any time the value of the Company is greater than or equal to 100% of the first round value (based on a round of funding), you are entitled to be paid a bonus of $25,000, to be paid in options with an exercise per price share valued at the immediate preceding financing round. This bonus is based on employment with the Company. The bonus options will not be subject to a vesting schedule and will be for a period of five year from date of issuance.



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o  Until you are employed full time, Artwork will compensate you at a $30 per hour rate. You will be responsible for logging in the hours worked and a weekly update on how those hours were spent.
o You will be entitled to a two-week vacation after six months, not more than one week at a time and all vacation periods to be pre-approved by the Company, which consent shall not be unreasonably withheld.
o You will be entitled to participate in an option pool, which will be set up by the Board of Directors.
o You are responsible for your own health insurance. If you decide that you need health insurance, then you can be covered under the Company's plan, in which case the car expense may be reduced by the net cost of the health insurance.
o Your responsibilities will include but not limited to managing the process of the site build out as well as the ongoing updating of the working site, shipping and fulfillment and working with Jay Camina in areas that he believes are critical to the day to day operations of Artwork. You will be working out of Ross Galleries (an office will be made available for you) starting on January 1, 2000. This office will be available at the time of signing this agreement and can be used prior to the January 1, 2000 (if desired). You will be available to meet with Jay at his facility for regular meetings. The times and days will be as often as necessary and may be at a moment's notice. It is very important to Jay that you are available at each and every crossroad and no decision is held up because you are not situated at the main office, and it is preferred that you work out of Ross Galleries' until full time employment (Jan 1, 2000). Until full time employment you can conduct your other business out of this facility. It is understood and agreed that when you are employed full time at Artwork and Beyond, other business that you conduct will be on your own time and not at the expense (time and/or money) of Artwork and Beyond.


If you agree to the above terms of employment, please sign.





                                                  Received: /s/ Jason Norberto
                                                            --------------------
                                                            Mr. Jason Norberto


ARTWORK AND BEYOND, INC.


By: /s/ Howard Blum
    ---------------
Name: Howard Blum
Title:  Chief Executive Officer


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